Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is effective as of October 1, 2023 (the “Effective Date”) by and between Kiromic Biopharma, Inc., a Delaware corporation (the “Company”), and Brian Hungerford (the “Executive”). Throughout the remainder of the Agreement, the Company and Executive may be individually referred to as a ‘party” or collectively referred to as “the parties.”

W I T N E S S E T H:

WHEREAS, the Company wishes to continue to employ the Executive, and the Executive desires to accept such continued employment with the Company, upon the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, including the continued employment of the Executive by the Company and the compensation to be received by the Executive from the Company from time to time, and specifically the compensation to be received by the Executive pursuant to Section 4 below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.Employment.  As of the Effective Date, the Company hereby employs the Executive and the Executive hereby accepts employment as Chief Financial Officer (“CFO”) of the Company upon the terms and conditions of this Agreement.  The Executive shall report to the Chief Executive Officer (“CEO”) of the Company.
2.Duties.
(a)The Executive shall faithfully perform all duties of the Company related to the position held by the Executive, including but not limited to all duties set forth in this Agreement and all additional duties that are prescribed from time to time by the Board, the CEO and in all cases such duties shall be consistent with the position of a CFO of a publicly traded company having similar characteristics to the Company.  The Executive shall devote substantially all of the Executive’s business time to the performance of the Executive’s duties and responsibilities on behalf of the Company.  Executive, subject to the Executive’s obligations hereunder, shall also be permitted to make personal investments, perform reasonable volunteer services and, with the written prior consent of the Company, serve on outside boards of directors for non-profit or for profit corporations.  The Executive shall comply in all material respects with all applicable written Company policies, standards, rules and regulations (the “Company Policies”) and all government laws, rules and regulations applicable to the Company’s business that are now or hereafter in effect.  The Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement.

(b)The Company hereby consents the Executive to spend a reasonable amount of hours, not exceeding 5 hours per week, over the next 90 days from the Effective Date to transition out of any H4D Consulting management role. Any additional hours or any extension of the transition period would have to be approved by the CEO.
3.Term.  The term of this Agreement shall continue until terminated by either party as set forth in Section 5 below (the “Term”).
4.Compensation.  During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable tax withholdings):
(a)Base Salary.  Executive shall be paid a gross base annual salary in the amount of $375,000 (the “Base Salary”), which shall be payable in accordance with the then-current payroll schedule of the Company.  The payment to the Executive will be net of the Executive’s personal applicable tax withholdings.  The Executive’s Base Salary will be reviewed periodically and may be increased from time to time by the Company at its discretion.
(b)Annual Performance Bonuses.  Executive shall be eligible to participate in any bonus or similar incentive plan adopted by the Company as approved by the Board of Directors (“Board”) for executives at Executive’s level, based on a target of 40%.  The amount awarded, if any, to the Executive under any bonus or incentive plan shall be in the discretion of the Board or any committee administering such plan.  Except as provided in Section 5(c)(ii) below, Executive must be employed as of December 31 of any calendar year to be eligible for a bonus under this Section 4(b).
(c)Equity. Executive shall be eligible to participate in any equity compensation plan or similar program adopted by the Company for executives at the Executive’s level. The amount awarded, if any, to the Executive under any such plan shall be in the discretion of the Board and shall be subject to the terms and conditions of any plan or program adopted or approved by the Board, and the applicable award agreement. On or promptly after the Effective Date, the Company shall grant Executive 21,900 shares fully vesting at one-year anniversary of the Effective Date.  The Company shall review and reconsider on an annual basis the Company’s Equity Incentive Plan.
(d)Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents; provided that the Executive meets the eligibility requirements thereof.  All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.
(e)Paid Time Off.  The Executive shall be entitled to four weeks of paid time off (“PTO”) to be taken in accordance with the Company’s standard PTO policies.
(f)Business Expenses.  The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy for senior executives as in effect from time to time, provided, however, that the Company will make the reimbursement only if the corresponding expense is incurred during the term of this Agreement and the reimbursement is made on or before the last day of the calendar year following the calendar year in which the expense is incurred, the amount of expenses eligible for such reimbursement during a calendar year will not affect the amount of expenses eligible for such reimbursement in another calendar year, and the right to such reimbursement is not subject to liquidation or exchange for another benefit from the Company.

(g)Professional Development Allowance.  The Company shall reimburse Executive, up to $1,000 annually, for reasonable expenses he incurs to develop skills related to the biotechnology industry, networking or any other opportunity approved by the CEO.  Such amounts will be paid within thirty (30) days after Executive’s submission of acceptable documentation of such amounts.
5.Termination.  This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as follows:
(a)Termination by the Executive.  The Executive may terminate this Agreement and Executive’s employment by the Company:
(i)for “Good Reason” (as defined herein).  For purposes of this Agreement, “Good Reason” shall mean, the existence, without the consent of the Executive, of any of the following events: (A) the Executive’s duties and responsibilities are substantially reduced or diminished; (B) the Executive’s base salary is materially reduced from the level prior to such reduction, except for an across-the-board reduction in base salary for all executive officers, (C) the Company materially breaches its obligations under this Agreement; or (D) the Executive’s place of employment is relocated outside of the Company’s Houston headquarters.  In addition to any requirements set forth above, in order for any of the above events to constitute “Good Reason”, the Executive must (X) inform the Company in writing of the existence of the event within 90 days of the initial existence of the event, after which date the Company shall have no less than 30 days to cure the event which otherwise would constitute “Good Reason” hereunder and, if such event is uncured, (Y) the Executive must terminate employment with the Company for such “Good Reason,” on at least 10 days’ prior written notice, no later than 30 days after the end of the aforementioned 30-day cure period.
(ii)Other than for Good Reason 30 days after written notice to the Company.
(b)Termination by the Company.  The Company may terminate this Agreement and the Executive’s employment by the Company upon notice to the Executive (or personal representative):
(i)at any time and for any reason;
(ii)upon the death of the Executive, in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are fully vested as of the date of death;
(iii)if the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement.  For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that:  (A) the Executive is unable, because of a medically determinable physical or mental disability, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within 180 calendar days, to resume substantially all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement; or
(iv)for cause” (as defined herein).  “For cause” shall be determined by the Company and shall mean:
A.Any material breach of the terms of this Agreement by the Executive or the material and deliberate failure of the Executive to diligently perform the Executive’s duties for the Company;

provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)A and a period of ten (10) business days in which to cure such grounds;
B.The Executive’s unauthorized use of the Company’s tangible or intangible property (excluding incidental use) that results (or would be reasonably likely to result) in material harm to the Company, or Executive’s material breach of the Confidentiality Agreement (as defined herein) or any other similar written agreement between Executive and the Company regarding confidentiality, intellectual property rights, non-competition or non-solicitation; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)B and a period of ten (10) business days in which to cure such grounds;
C.Any material failure to comply with applicable material Company Policies, government laws, rules and regulations applicable to the Company’s business and/or directives of the Board consistent with Executive’s position; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)C and a period of ten (10) business days in which to cure such grounds;
D.The Executive’s use of illegal drugs or any illegal substance, or the Executive’s use of alcohol, in any case, in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)D and a period of ten (10) business days in which to cure such grounds;
E.Any action taken by the Executive in bad faith which is materially detrimental to the interest and well-being of the Company, including, without limitation, material harm to its reputation; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)E and a period of ten (10) business days in which to cure such grounds; or
F.The Executive’s failure to fully disclose any material conflict of interest that the Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; provided, however, that, to the extent such grounds for cause are curable, the Company must first provide Executive with written notice of the grounds under this Section 5(b)(iv)F and a period of ten (10) business days in which to cure such grounds.
(c)Obligations of the Company Upon Termination.
(i)Upon the termination of this Agreement: (A) by the Executive pursuant to Section 5(a)(ii) above; or (B) by the Company pursuant to Sections 5(b)(ii), 5(b)(iii) or 5(b)(iv) above the Company shall have no further obligations hereunder other than the payment of all compensation and other benefits payable to the Executive through the date of such termination, all of which shall be paid on or before the Company’s next regularly scheduled payday unless such amount is not then-calculable, in which case payment shall be made on the first regularly scheduled payday after the amount is calculable (provided that in the case of a termination by the Company pursuant to Sections 5(b)(ii) or 5(b)(iii) above, then (1) Executive (or his estate, as applicable) shall be entitled to receive payment of any bonus earned in the year prior to the year of termination but that is unpaid as of the termination date, to be paid at the same time such bonus would have been paid if no such termination had occurred (the “Earned But Unpaid Bonus”) and (2) all unvested stock options and RSUs will all vest upon the termination date and the time for the Executive to exercise all options granted and vested shall be equal to the term of the option (the “Termination Options”).

(ii)Upon termination of this Agreement:  (A) by the Executive pursuant to Section 5(a)(i) above; or (B) by the Company pursuant to Section 5(b)(i) above and provided that the Executive first executes and does not revoke a release agreement in a form provided to Executive by the Company (the “Release”) within the time period specified in the Release, but in any event no later than sixty (60) days after the date of termination:  (1) the Company shall pay the Executive an amount equal to twelve (12) months of Executive’s then-current Base Salary (less all applicable tax withholdings) payable in installments during the one year period immediately following the termination date in accordance with the then-current generally applicable payroll schedule of the Company commencing on the first regularly scheduled pay date of the Company processed after Executive has executed, delivered to the Company the Release and the revocation period for the Release has expired without revocation (with the first payment to include a catchup for any amounts that would have been paid had the Release been effective on the termination date); (2) conditioned on Executive’s proper and timely election to continue the Company’s health insurance benefits under COBRA, or under applicable state law, reimbursement of the additional costs incurred by Executive for continuing such benefits at the same level in which Executive participated prior to the date Executive’s employment terminated  for the shorter of (a) twelve (12) months from the date of termination or (b) until the Executive obtains reasonably comparable coverage, with such reimbursements to begin at the same time as severance pay set forth in this Section 5(c)(ii); (3) the Earned But Unpaid Bonus (if any), to be paid at the same time such bonus would have been paid if no such termination had occurred; (4) all stock options, restricted stock unit and other stock-based awards granted to Executive that were scheduled to vest during the 24 month period immediately following Executive’s termination of employment shall become immediately vested and exercisable (if applicable) and with respect to restricted stock units and similar awards, including the RSUs, shall be settled within 30 days after the termination date; and (5) Executive shall be entitled to receive his annual bonus for the year of termination as determined by the Board, pro-rated based on the number of days that Executive was employed by the Company during the year in which such termination of employment occurred (to be paid at the same time such bonus would have been paid if no such termination had occurred).
(d)Resignation as Officer and Director. Upon termination of this Agreement and the Executive’s employment hereunder for any reason by either party, the Executive shall be deemed to have resigned from all offices and positions the Executive may hold with the Company at such time including without limitation Board membership and/or positions as an officer of the Company.
6.Confidentiality Agreement.  This Agreement is conditioned on Executive executing and delivering to the Company simultaneously with this Agreement the Company’s standard Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement in the form of that annexed hereto as Exhibit A (the “Confidentiality Agreement”).  The terms of the Confidentiality Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation between the Company and the Executive, are hereby incorporated by reference and are a material part of this Agreement.
7.Representations and Warranties.
(a)The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any noncompetition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company.  The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.
(b)The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the

Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.
8.Indemnification.  The Company will indemnify and hold harmless the Executive from any liabilities and expenses arising from Executive’s actions as an officer, director or employee of the Company to the fullest extent permitted by law, excepting any unauthorized acts or illegal conduct which breaches the terms of this or any other agreement or Company policy, including but not limited to the Confidentiality Agreement.  Executive will be entitled to indemnification under the Company’s Directors and Officers insurance policy during his employment with the Company and for the six (6) year period thereafter on terms no less favorable than any other officer of the Company.
9.Notices.  All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when:  (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via facsimile or other similar device to the attention of the Company President with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed

If to the Company,

Kiromic Biopharma, Inc.
7707 Fannin Street, Suite 140
Houston, TX 77054
Attn: CEO

If to Executive:

Brian Hungerford

1863 Candlelight Place Drive

Houston, TX 77018

10.Effect.  This Agreement may be assigned by the Company to its successors in interests.  This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives.
11.Entire Agreement.  This Agreement and the Confidentiality Agreement and any other similar agreement regarding confidentiality, intellectual property rights, non-competition or non-solicitation constitute the entire agreement between the parties with respect to the matters set forth herein and supersede all prior agreements and understandings between the parties.
12.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.
13.Amendment and Waiver.  A waiver of any breach of this Agreement shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. No provision of this Agreement may be amended, modified, deleted, or waived in any manner except by a written agreement executed by the parties.
14.Section 409A Matters.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”).  To the extent that there is any ambiguity as to whether this

Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation.  Without limiting the generality of the above:
(a)For clarity, the severance benefits specified in this Agreement (the “Severance Benefits”) are only payable upon a “separation from service” as defined in Section 409A.  The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment.  The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.
(b)To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Executive’s rights to such payments are not subject to anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.
(c)To the extent the Severance Benefits are intended to be exempt from Section 409A as a result of an “involuntary separation from service” under Section 409A, if all conditions necessary to establish the Executive’s entitlement to such Severance Benefits have been satisfied, all Severance Benefits shall be paid or provided in full no later than December 31st of the first calendar year following the calendar year in which the Executive’s employment terminated unless another time period is applicable.  To the extent required by Section 409A, any portion of the severance benefits payable to Executive under Section 5(c)(ii) above that are contingent on the Executive’s execution and non-revocation of the Release and that could be paid in the calendar year in which Executive terminates employment or in the immediately following calendar year, depending on when the Release becomes effective shall be paid on the first payroll date in such immediately following calendar year to the extent required by Section 409A or such later date required by Section 5(c)(ii) above (with all remaining payments of such severance benefits to be paid as if no such delay had occurred).
(d)If the Executive is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “non-qualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death.  Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.
(e)The Company makes no representation that this Agreement will be exempt from or compliant with Section 409A and makes no affirmative undertaking to preclude Section 409A from applying.
15.Governing Law; Consent to Jurisdiction.  This Agreement shall be construed, interpreted, and governed in accordance with and by Texas law and the applicable provisions of federal law (“Applicable Federal Law”).  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of Texas, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any Texas conflict-of-laws rule that would result in the application of the laws of a different jurisdiction. Both Executive and the Company acknowledge and agree that the state or federal courts located in Houston, Texas have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.
16.Counterparts.  This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, and all of which shall be deemed a single agreement.  Photographic copies, electronically scanned copies and other facsimiles of this Agreement (including signed counterparts) may be used in lieu of the originals for any purpose.

17.Headings.  The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

By: Brian Hungerford	KIROMIC BIOPHARMA INC. By: Pietro Bersani Chief Executive Officer

[Signature page for Executive Employment Agreement.]